Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 20, 2015 relating to the financial statements and the effectiveness of internal control over financial reporting, which appear in Mondelēz International, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2014.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

July 31, 2015